Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Post-Effective Amendment No. 3 to Form S-3 (including any amendments or supplements thereto, related appendices, and financial statements) of Indigo Natural Resources LLC of our reserves report, dated January 25, 2021, with respect to estimates of reserves and future net revenues to the combined interests of Southwestern Energy Company and its subsidiaries, as of December 31, 2020. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into the Registration Statement. We also consent to use of our name as it appears under “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 8, 2021